Delek Logistics Partners, LP Reports First Quarter 2016 Results

•Declared quarterly distribution of $0.61 per limited partner unit; increased by 15.1 percent year-over-year
•Partnership maintains flexible financial position with borrowing capacity of $337 million

BRENTWOOD, Tenn., May 5, 2016 (BUSINESS WIRE) -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the first quarter 2016. For the three months ended March 31, 2016, Delek Logistics reported net income attributable to all partners of $15.4 million, or $0.54 per diluted common limited partner unit. This compares to net income attributable to all partners of $14.6 million, or $0.56 per diluted common limited partner unit, in the first quarter 2015. Distributable cash flow was $20.4 million in the first quarter 2016, compared to $16.8 million in the prior-year period.

Results in the first quarter 2016 improved on a year-over-year basis primarily due to higher volume from the east Texas assets that support Delek US' Tyler, Texas refinery, which underwent a scheduled turnaround in the first quarter 2015, and the benefit from assets acquired from Delek US Holdings, Inc. ("Delek US") on March 31, 2015. This was partially offset by lower performance in the west Texas wholesale business on a year-over-year basis. Also, the first quarter 2016 included approximately $0.8 million of expenses related to internal tank contamination at two terminal locations, which lowered performance for the period.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: “We maintained financial flexibility, ending the quarter with $337 million of capacity on our credit facility and a leverage ratio of 3.5 times. Our performance in the first quarter allowed us to declare an increase in our distribution by 15 percent year-over-year and maintain a 1.2 times distributable cash flow coverage ratio."

Yemin concluded, "We remain focused on growth at DKL. The RIO Pipeline joint venture project in west Texas has commenced an open season and line fill is expected in June with construction on schedule to be completed in July. Evaluations of potential third party acquisition opportunities continue. Also, our sponsor, Delek US, has announced that it is exploring options to unlock the value of its retail assets, which may create a drop down opportunity, and we continue to evaluate the feasibility of such a transaction. We believe that our balance sheet should allow the flexibility to support our focus on creating long term value for our unitholders and targeted growth in our distribution per limited partner of 15% in 2016."

Distribution and Liquidity
On April 22, 2016, Delek Logistics declared a quarterly cash distribution for the first quarter of $0.61 per limited partner unit, which equates to $2.44 per limited partner unit on an annualized basis. This distribution is payable on May 13, 2016 to unitholders of record on May 5, 2016. This represents a 3.4 percent increase from the fourth quarter 2015 distribution of $0.59 per limited partner unit, or $2.36 per limited partner unit on an annualized basis, and a 15.1 percent increase over Delek Logistics’ first quarter 2015 distribution of $0.53 per limited partner unit, or $2.12 per limited partner unit annualized. For the first quarter 2016, the total cash distribution declared to all partners, including IDRs, was $17.1 million.

As of March 31, 2016, Delek Logistics had cash of $0.2 million and total debt of $357.9 million. Additional borrowing capacity, subject to certain covenants, under the $700.0 million credit facility was approximately $337.1 million.

Financial Results
Results in the first quarter 2016, compared to the prior-year period, included the acquisition of the Tyler crude oil storage tank and El Dorado rail offloading facility, which were acquired on March 31, 2015, from subsidiaries of Delek US. For accounting purposes, the expenses from operations prior to the acquisition of the Tyler crude oil storage tank and El Dorado rail offloading facility are attributed to their respective predecessor periods. For purposes of comparison, results discussed in the text of this press release exclude predecessor costs during the respective periods. However, these costs are shown in the financial statements with a reconciliation provided in the tables attached to this release.

Revenue for the first quarter 2016 was $104.1 million and contribution margin was $26.8 million, which compare to revenue of $143.5 million and a contribution margin of $24.5 million in the first quarter 2015. Total operating expenses were $10.5 million compared to $10.6 million in the first quarter 2015. General and administrative expenses decreased to $2.9 million for the first quarter 2016 compared to $3.4 million in the prior-year period, which was primarily due to lower professional services expenses on a year-over-year basis. For the first quarter 2016, EBITDA was $23.7 million compared to $21.1 million in the prior-year period.

Pipelines and Transportation Segment
The Pipelines and Transportation segment's first quarter 2016 contribution margin of $20.3 million improved from $19.4 million in the first quarter 2015. This increase is primarily attributed to fees associated with the El Dorado rail offloading racks and Tyler crude oil storage tank purchased on March 31, 2015.

Wholesale Marketing and Terminalling Segment
Contribution margin for the Wholesale Marketing and Terminalling segment was $6.6 million in the first quarter 2016, compared to $5.1 million in the first quarter 2015. This change on a year-over-year basis was primarily due to improved performance in the east Texas assets that support Delek US' Tyler, Texas refinery that underwent a scheduled turnaround in the first quarter 2015, resulting in reduced volume during the prior year period. This improvement was partially offset by a lower gross margin per barrel and volume sold in the west Texas wholesale business. Also, there was approximately $0.8 million of expenses associated with internal tank contamination at two terminals during the quarter, of which $0.7 million was in operating expenses and $0.1 million was in cost of goods sold in west Texas.

In the west Texas wholesale business, average throughput in the first quarter 2016 was 14,370 barrels per day compared to 16,645 barrels per day in the first quarter 2015. The wholesale gross margin per barrel in west Texas decreased year-over-year to $0.53 and included approximately $1.5 million, or $1.18 per barrel from renewable identification numbers (RINs) generated in the quarter. During the first quarter 2015, the wholesale gross margin per barrel was $1.40 and included $1.7 million from RINs, or $1.13 per barrel. Also, prior year gross margin per barrel was reduced by approximately $1.0 million due to fixed price ethanol contracts that were above prevailing market prices during the period, while the first quarter 2016 effect was not material. On a year-over-year basis, reduced drilling activity in west Texas as a result of lower crude oil prices lowered demand in the area, creating a more challenging market environment and playing a role in the year-over-year change in gross margin per barrel and volume sold. Also, the first quarter 2016 gross margin was reduced as higher cost inventory positions early in the quarter were sold during a period of declining prices.

Both terminalling and the east Texas marketing throughputs benefited from higher volume at Delek US' Tyler, Texas refinery. Average terminalling throughput volume of 118,218 barrels per day during the quarter increased on a year-over-year basis from 66,828 barrels per day in the first quarter 2015 primarily due to higher throughput at the Tyler and Big Sandy, Texas terminals. During the first quarter 2016, average volume under the east Texas marketing agreement with Delek US was 66,414 barrels per day compared to 26,956 barrels per day during the first quarter 2015.

Project Development Update
In March 2015, Delek Logistics, through wholly owned subsidiaries, entered into two joint ventures (Caddo Pipeline and RIO Pipeline) that are currently constructing logistics assets. Delek Logistics’ total projected investment for the two joint ventures, which is subject to change pending revisions in construction schedules, is approximately $96.0 million and will be financed through a combination of cash from operations and borrowings under its revolving credit facility. Through March 31, 2016, approximately $56.1 million has been invested in these projects. The RIO Pipeline is expected to be completed in July and construction on the Caddo Pipeline is expected to be completed by January 2017.

First Quarter 2016 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its first quarter 2016 results on Friday, May 6, 2016 at 7:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through August 6, 2016 by dialing (855) 859-2056, passcode 82694733. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.

Investors may also wish to listen to Delek US’ (NYSE: DK) first quarter 2016 earnings conference call on Friday, May 6, 2016 at 8:00 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.

About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other affects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the business of Delek Logistics, including margins generated by its wholesale fuel business; adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

Factors Affecting Comparability:
The following tables present financial and operational information for the three months ended March 31, 2016 and 2015. On March 31, 2015, Delek Logistics acquired the Tyler crude oil storage tank and the El Dorado rail offloading facility (the "Logistics Assets") from Delek US. These assets were accounted for as transfers between entities under common control. Accordingly, the accompanying financial statements of the Partnership have been retrospectively adjusted to include the historical results of these assets. For the period ended March 31, 2015, the acquisition date of the Logistics Assets, the retrospective adjustments were made to the financial statements. The historical results of the Logistics Assets, prior to the acquisition date, are referred to as the "Logistics Assets Predecessor".

Non-GAAP Disclosures:
EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our combined financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to Delek Logistics' unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Delek Logistics believes that the presentation of EBITDA and distributable cash flow provide useful information to investors in assessing its financial condition, its results of operations and cash flow its business is generating. EBITDA and distributable cash flow should not be considered in isolation or as alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships. Please see the tables below for a reconciliation of EBITDA and distributable cash flow to their most directly comparable financial measures calculated and presented in accordance with U.S. GAAP.

We also include the results of our operations excluding the results of our Logistics Assets Predecessor. We believe that the presentation of our results of operations excluding results of our Logistics Assets Predecessor will provide useful information to investors in assessing our results of operations by allowing them to analyze operations of our business under our current commercial agreements with Delek US.

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Three Months Ended March 31,
($ in thousands)	2016	2015(1)
Reconciliation of EBITDA to net income:
Net income	$15,448	$14,003
Add:
Income tax expense	98	254
Depreciation and amortization	4,996	4,500
Interest expense, net	3,199	2,157
EBITDA	$23,741	$20,914

Reconciliation of EBITDA to net cash from operating activities:
Net cash provided by operating activities	$26,374	$15,769
Amortization of deferred revenue	196	135
Amortization of deferred financing costs	(365)	(365)
Accretion of asset retirement obligations	(67)	(62)
Deferred income taxes	—	(226)
Loss on equity method investments	(229)	—
Gain (loss) on asset disposals	44	(5)
Unit-based compensation expense	(108)	(74)
Changes in assets and liabilities	(5,401)	3,331
Income tax expense	98	254
Interest expense, net	3,199	2,157
EBITDA	$23,741	$20,914

Reconciliation of distributable cash flow to EBITDA:
EBITDA	$23,741	$20,914
Cash interest, net	(2,834)	(1,792)
Maintenance and regulatory capital expenditures	(736)	(3,316)
Reimbursement from Delek for capital expenditures	209	1,186
Loss on equity method investments	229	—
Income tax expense	(98)	(254)
Non-cash unit-based compensation expense	108	74
Amortization of deferred revenue	(196)	(135)
Distributable cash flow	$20,423	$16,677

(1) The information presented includes the results of operations of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
	Delek Logistics Partners, LP	Logistics Assets (1)	Three Months Ended March 31, 2015

($ in thousands)		Logistics Assets Predecessor
Reconciliation of EBITDA to net income:
Net income (loss)	$14,640	$(637)	$14,003
Add:
Income tax expense	254	—	254
Depreciation and amortization	4,030	470	4,500
Interest expense, net	2,157	—	2,157
EBITDA	$21,081	$(167)	$20,914

Reconciliation of EBITDA to net cash from operating activities:
Net cash provided by (used in) operating activities	$15,936	$(167)	$15,769
Amortization of deferred revenue	135	—	135
Amortization of deferred financing costs	(365)	—	(365)
Accretion of asset retirement obligations	(62)	—	(62)
Deferred income taxes	(226)	—	(226)
Loss on asset disposals	(5)	—	(5)
Unit-based compensation expense	(74)	—	(74)
Changes in assets and liabilities	3,331	—	3,331
Income tax expense	254	—	254
Interest expense, net	2,157	—	2,157
EBITDA	$21,081	$(167)	$20,914

Reconciliation of distributable cash flow to EBITDA:
EBITDA	$21,081	$(167)	$20,914
Cash interest, net	(1,792)	—	(1,792)
Maintenance and regulatory capital expenditures	(3,316)	—	(3,316)
Reimbursement from Delek for capital expenditures	1,186	—	1,186
Income tax expense	(254)	—	(254)
Non-cash unit-based compensation expense	74	—	74
Amortization of deferred revenue	(135)	—	(135)
Distributable cash flow	$16,844	$(167)	$16,677
(1) The information presented is for the three months ended March 31, 2015, disaggregated to present the results of operations of the Partnership and the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
	March 31,	December 31,
	2016	2015

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$204	$—
Accounts receivable	29,167	35,049
Accounts receivable from related parties	3,318	—
Inventory	6,715	10,451
Other current assets	717	1,540
Total current assets	40,121	47,040
Property, plant and equipment:
Property, plant and equipment	327,212	325,647
Less: accumulated depreciation	(76,487)	(71,799)
Property, plant and equipment, net	250,725	253,848
Equity method investments	55,268	40,678
Goodwill	12,203	12,203
Intangible assets, net	15,217	15,482
Other non-current assets	5,666	6,037
Total assets	$379,200	$375,288
LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$8,165	$6,850
Accounts payable to related parties	—	3,992
Excise and other taxes payable	4,379	4,871
Tank inspection liabilities	1,720	1,890
Pipeline release liabilities	1,290	1,393
Accrued expenses and other current liabilities	2,470	1,694
Total current liabilities	18,024	20,690
Non-current liabilities:
Revolving credit facility	357,900	351,600
Asset retirement obligations	3,573	3,506
Other non-current liabilities	10,680	10,510
Total non-current liabilities	372,153	365,616
Deficit:
Predecessor division equity	—	—
Common unitholders - public; 9,478,273 units issued and outstanding at March 31, 2016 (9,478,273 at December 31, 2015)	198,118	198,401
Common unitholders - Delek; 14,798,516 units issued and outstanding at March 31, 2016 (2,799,258 at December 31, 2015)	(202,074)	(280,828)
Subordinated unitholders - Delek; 0 units issued and outstanding at March 31, 2016 (11,999,258 at December 31, 2015)	—	78,601
General partner - 495,445 units issued and outstanding at March 31, 2016 (495,445 at December 31, 2015)	(7,021)	(7,192)
Total deficit	(10,977)	(11,018)
Total liabilities and deficit	$379,200	$375,288

Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
	Three Months Ended March 31,

	2016	2015 (1)

	(In thousands, except unit and per unit data)
Net sales:
Affiliate	$38,760	$32,280
Third-Party	65,296	111,232
Net sales	104,056	143,512
Operating costs and expenses:
Cost of goods sold	66,753	108,407
Operating expenses	10,464	10,777
General and administrative expenses	2,913	3,409
Depreciation and amortization	4,996	4,500
(Gain) loss on asset disposals	(44)	5
Total operating costs and expenses	85,082	127,098
Operating income	18,974	16,414
Interest expense, net	3,199	2,157
Loss on equity method investments	229	—
Income before income tax expense	15,546	14,257
Income tax expense	98	254
Net income	$15,448	$14,003
Less: loss attributable to the Logistics Assets Predecessor	—	(637)
Net income attributable to partners	15,448	14,640
Comprehensive income attributable to partners	$15,448	$14,640

Less: General partner's interest in net income, including incentive distribution rights	2,253	887
Limited partners' interest in net income	$13,195	$13,753

Net income per limited partner unit:
Common units - (basic)	$0.54	$0.57
Common units - (diluted)	$0.54	$0.56
Subordinated units - Delek (basic and diluted)	$0.54	$0.57

Weighted average limited partner units outstanding: (2)
Common units - basic	17,024,490	12,216,447
Common units - diluted	17,115,198	12,356,331
Subordinated units - Delek (basic and diluted)	7,252,299	11,999,258

Cash distribution per limited partner unit	$0.610	$0.530
(1) Includes the historical results of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.
(2) In February 2016, the requirements under the partnership agreement for the conversion of all subordinated units into common units were satisfied and the subordination period ended. This affected the weighted average units outstanding during the first quarter 2016.

Delek Logistics Partners, LP
Consolidated Statements of Income (Unaudited)
Reconciliation of Partnership to Predecessor

	Delek Logistics Partners, LP	El Dorado Rail Offloading Racks (1)	Tyler Crude Oil Storage Tank (1)	Three Months Ended March 31, 2015

		El Dorado Assets Predecessor	Tyler Assets Predecessor
	(In thousands)
Net Sales	$143,512	$—	$—	$143,512
Operating costs and expenses:
Cost of goods sold	108,407	—	—	108,407
Operating expenses	10,610	167	—	10,777
General and administrative expenses	3,409	—	—	3,409
Depreciation and amortization	4,030	372	98	4,500
Loss on asset disposals	5	—	—	5
Total operating costs and expenses	126,461	539	98	127,098
Operating income (loss)	17,051	(539)	(98)	16,414
Interest expense, net	2,157	—	—	2,157
Net income (loss) before income tax expense	14,894	(539)	(98)	14,257
Income tax expense	254	—	—	254
Net income (loss)	$14,640	$(539)	$(98)	$14,003
Less: loss attributable to Predecessors	—	(539)	(98)	(637)
Net income attributable to partners	$14,640	$—	$—	$14,640

(1) The information presented is for the three months ended March 31, 2015, disaggregated to present the results of operations of the Partnership and the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.

Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2016	2015 (1)

Cash Flow Data
Net cash provided by operating activities	$26,374	$15,769
Net cash used in investing activities	(16,555)	(8,599)
Net cash used in financing activities	(9,615)	(9,031)
Net increase (decrease) in cash and cash equivalents	$204	$(1,861)
(1) Includes the historical cash flows of the Logistics Assets predecessor.

Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended March 31, 2016
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated
Affiliate	$26,306	$12,454	$38,760
Third-Party	6,477	58,819	65,296
Net sales	32,783	71,273	104,056
Operating costs and expenses:
Cost of goods sold	4,776	61,977	66,753
Operating expenses	7,740	2,724	10,464
Segment contribution margin	$20,267	$6,572	26,839
General and administrative expense			2,913
Depreciation and amortization			4,996
Gain on asset disposals			(44)
Operating income			$18,974
Total Assets	$298,984	$80,216	$379,200

Capital spending
Maintenance capital spending	$511	$16	$527
Discretionary capital spending	195	362	557
Total capital spending	$706	$378	$1,084

	Three Months Ended March 31, 2015
	Pipelines & Transportation	Wholesale Marketing & Terminalling	Consolidated (1)
Affiliate	$23,985	$8,295	$32,280
Third-Party	7,017	104,215	111,232
Net sales	31,002	112,510	143,512
Operating costs and expenses:
Cost of goods sold	4,813	103,594	108,407
Operating expenses	6,918	3,859	10,777
Segment contribution margin	$19,271	$5,057	24,328
General and administrative expense			3,409
Depreciation and amortization			4,500
Loss on asset disposals			5
Operating income			$16,414
Total assets	$287,104	$45,452	$332,556

Capital spending
Maintenance capital spending	$438	$2,480	$2,918
Discretionary capital spending	4,115	540	4,655
Total capital spending (2)	$4,553	$3,020	$7,573
(1) The information presented includes the results of operations of the Logistics Assets Predecessor. Prior to the El Dorado offloading racks acquisition and Tyler crude oil storage tank acquisition on March 31, 2015, the Logistics Assets Predecessor did not record revenues for intercompany throughput and storage services.
(2) Capital spending includes expenditures of ($0.1) million incurred in connection with the Logistics Assets Predecessor.

Delek Logistics Partners, LP
Segment Data (Unaudited)
(In thousands)
	Three Months Ended March 31, 2015
	Pipelines & Transportation
	Delek Logistics Partners, LP	Predecessor -Logistics Assets	Three Months Ended March 31, 2015
Net Sales	$31,002	$—	$31,002
Operating costs and expenses:
Cost of goods sold	4,813	—	4,813
Operating expenses	6,751	167	6,918
Segment contribution margin	$19,438	$(167)	$19,271

Total capital spending	$4,605	$(52)	$4,553

	Three Months Ended March 31, 2015
	Wholesale Marketing & Terminalling
	Delek Logistics Partners, LP	Predecessor -Logistics Assets	Three Months Ended March 31, 2015
Net Sales	$112,510	$—	$112,510
Operating costs and expenses:
Cost of goods sold	103,594	—	103,594
Operating expenses	3,859	—	3,859
Segment contribution margin	$5,057	$—	$5,057

Total capital spending	$3,020	$—	$3,020

Delek Logistics Partners, LP
Segment Data (Unaudited)

	Three Months Ended March 31,
Throughputs (average bpd)	2016	2015

Pipelines and Transportation Segment:
Lion Pipeline System:
Crude pipelines (non-gathered)	56,342	56,687
Refined products pipelines	53,779	55,929
SALA Gathering System	19,001	21,538
East Texas Crude Logistics System	9,346	19,054
El Dorado Rail Offloading Rack	—	—

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd)	66,414	26,956
West Texas marketing throughputs (average bpd)	14,370	16,645
West Texas marketing margin per barrel	$0.53	$1.40
Terminalling throughputs (average bpd)	118,218	66,828

U.S. Investor / Media Relations Contact
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or
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